UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2015

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By written consent executed as of November 19, 2015, the Board of Directors (the “Board”) of American Capital, Ltd. (the “Company”), increased the number of directors who constitute the Board to ten and appointed David G. Richards to the Board, effective immediately, to fill the newly-created position. Mr. Richards was elected to a term that continues until the Company's 2016 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Richards was also elected to the Executive Committee and the Audit, Compliance and Valuation Committee of the Board. Mr. Richards received a one-time cash award of $100,000 in connection with his appointment to the Board. Mr. Richards is subject to the Company’s stock ownership guidelines, which require new non-employee directors to own 5,000 shares of the Company’s common stock within a year of their appointment and shares of the Company’s common stock equal in value to three times the annual cash Board retainer within seven years of their appointment. There are no remaining options available for grant to directors under the Company's 2010 Disinterested Director Stock Option Plan. In addition, the Company expects to enter into its standard form of director indemnification agreement with Mr. Richards.

Until earlier this month, Mr. Richards, 43, was a Portfolio Manager with Pine River Capital Management, a global alternative asset management firm, where he focused on investments in the financial sector. Prior to joining Pine River in 2011, he was an analyst with Goldentree Asset Management. Earlier in his career, Mr. Richards held analyst positions with Citadel Investment Group, Raymond James & Associates and SunTrust Bank. Mr. Richards received an MBA from Emory University and a BS in Biology from Providence College.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: November 19, 2015	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary